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                                                                     Exhibit 4.3

                                 SCANSOFT, INC.

                                   STAND-ALONE

                       RESTRICTED STOCK PURCHASE AGREEMENT

      (A)   Name of Grantee:
                                      ___________________

      (B)   Grant Date:
                                      ___________________

      (C)   Vesting Commencement Date
                                      ___________________

      (D)   Number of Shares:
                                      ___________________

      (E)   Price Per Share:                  $0.001
                                      ___________________

      (F)   Effective Date:
                                      ___________________

      THIS RESTRICTED STOCK PURCHASE AGREEMENT (the "AGREEMENT"), is made and entered into as of the date set forth in Item F above (the "EFFECTIVE DATE") between ScanSoft, Inc., a Delaware corporation (the "COMPANY") and the person named in Item A above ("GRANTEE").

                          THE PARTIES AGREE AS FOLLOWS:

1. GRANT OF STOCK. Grantee hereby purchases from the Company, and the Company hereby issues and sells to Grantee, the number of shares of Common Stock of the Company, par value $0.001 (the "SHARES"), listed in Item D above on the terms and conditions set forth herein. The Company shall, promptly after execution of this Agreement, issue a certificate representing the Shares registered in the name of Grantee, which certificate shall be retained by the Company at the Company's executive offices. In return, the Grantee shall deliver to the Company (a) an executed counterpart of this Agreement, and (b) the purchase price of the Shares in the form of a check payable to the Company.

2. PURCHASE PRICE. The purchase price for the Shares shall be the price set forth in Item E above.

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3. DEFINITIONS.

      a) "ADMINISTRATOR" means the Board or any committee of the Board that has been designated by the Board to administer this Agreement.

      b)    "BOARD" means the Board of Directors of the Company.

      c)    "CODE" means the Internal Revenue Code of 1986, as amended.

      d)    "COMMON STOCK" means the Common Stock of the Company.

      e) "CONSULTANT" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

      f) "DIRECTOR" means a member of the Board or a member of the Board of Directors of any Parent or Subsidiary of the Company.

      g) "EMPLOYEE" means an employee of the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary of the Company, or any successor.

      h) "PARENT" means a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

      i)    "SERVICE PROVIDER" means an Employee, Director or Consultant.

      j) "SUBSIDIARY" means a "subsidiary corporation", whether now or hereafter existing, as defined in Section 424(f) of the Code.

4. COMPANY'S RIGHT OF REPURCHASE.

      (a) The Shares shall be subject to a right of repurchase in favor of the Company (the "RIGHT OF REPURCHASE") to the extent set forth on Exhibit A attached hereto. Except with respect to a termination without Cause as described in Exhibit A, if the Grantee shall cease to be a Service Provider for any reason (including death, disability, for Cause or resignation) before the Right of Repurchase lapses in accordance with Exhibit A, the Company may purchase the Shares subject to the Right of Repurchase for an amount equal to the price the Grantee paid for such Shares (exclusive of any taxes paid upon acquisition of the stock). The Grantee may not dispose of or transfer Shares while such Shares are subject to the Right of Repurchase and any such attempted transfer shall be null and void. The Grantee acknowledges and agrees that until such time as the Shares are no longer subject to the Right of Repurchase, the Shares shall be retained by the Company at the Company's executive offices. Any Shares released from the Right of Repurchase pursuant to the provisions set forth in Exhibit A shall be released from the Company's Right of Repurchase forever and shall not be subject to repurchase in the event of Grantee's ceasing to be a Service Provider for any reason.

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      (b)   The Company may exercise its Right of Repurchase set forth in this
            Section 4 by written notice to the Grantee within 90 days after the date on which the Grantee ceases to be retained as a Service Provider. If the Company (or its assignees) exercises its Right of Repurchase, the Grantee shall, if necessary, endorse and deliver to the Company (or its assignees) the stock certificates representing the Shares being repurchased, and the Company (or its assignees) shall pay the Grantee the total repurchase price in cash upon such delivery. The Grantee shall cease to have any rights with respect to such repurchased Shares immediately upon receipt of the repurchase price.

5. STOCK CERTIFICATE RESTRICTIVE LEGENDS. Stock certificates evidencing Shares will bear the following restrictive legend:

                  "THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF
            AN AGREEMENT BETWEEN THE COMPANY AND THE HOLDER OF SUCH SECURITIES. PURSUANT TO THE TERMS OF SUCH AGREEMENT, THE COMPANY HAS A RIGHT TO REPURCHASE SUCH SECURITIES UNDER CERTAIN CIRCUMSTANCES. A COPY OF THE AGREEMENT CAN BE OBTAINED FROM THE SECRETARY OF THE COMPANY."

6. RELATION TO THE COMPANY. Grantee is presently an officer, director, or other employee of, or Consultant to the Company and in such capacity has become personally familiar with the business, affairs, financial condition, and results of the operations of the Company.

7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE.

      a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares purchased under this Agreement, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that a conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to this Agreement.

      b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Board may provide that any Company Repurchase Right applicable to the Shares purchased under this Agreement shall lapse as to such Shares.

      c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the Agreement shall be assumed by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume the Agreement, the Company's Repurchase Right will lapse.

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8. ADMINISTRATION OF THE AGREEMENT. The Administrator shall have the authority, in its discretion, to construe and interpret the terms of this Agreement, to prescribe, amend and rescind rules and regulations relating to the Agreement and to make all other determinations and amendments deemed necessary or advisable for administering the Agreement. The Administrator's decisions and interpretations shall be final and binding on the Grantee and all other persons. Notwithstanding the foregoing, no amendment or alteration of this Agreement shall adversely affect the rights of Grantee, unless mutually agreed otherwise between the Grantee and the Administrator.

9. TAX ADVICE. The Company has made no warranties or representations to Grantee with respect to the income tax consequences of the transactions contemplated by the agreement pursuant to which the Shares will be purchased and Grantee is in no manner relying on the Company or its representatives for an assessment of such tax consequences. The Grantee acknowledges that the Grantee has not relied and will not rely upon the Company or the Company's counsel with respect to any tax consequences related to the ownership, purchase, or disposition of the Shares. The Grantee assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with the Shares.

10. TAXES.

      a) Withholding. Notwithstanding any contrary provision of this Agreement, no certificate representing Shares may be released from the Company unless and until the Grantee shall have delivered to the Company the full amount of any federal, state or local income or other taxes which the Company may be required by law to withhold with respect to such Shares.

      b) Section 83(b) Election. The Grantee may elect to accelerate any Federal tax payment due as a result of receiving an award of Shares subject to the Company's Right of Repurchase by making a timely election pursuant to Section 83(b) of the Code, and complying with the procedures outlined therein. The election must be filed by the Grantee within 30 days from the date of grant. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee's own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Grantee acknowledges that it is the Grantee's sole responsibility.

11. ASSIGNMENT; BINDING EFFECT. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, legal representatives, and successors of the parties hereto; provided, however, that Grantee may not assign any of Grantee's rights under this Agreement.

12. DAMAGES. Grantee shall be liable to the Company for all costs and damages, including incidental and consequential damages, resulting from a disposition of the Shares which is not in conformity with the provisions of this Agreement.

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13. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts excluding those laws that direct the application of the laws of another jurisdiction.

14. NOTICES. All notices and other communications under this Agreement shall be in writing. Unless and until the Grantee is notified in writing to the contrary, all notices, communications, and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed as follows:

                                 ScanSoft, Inc.

                               9 Centennial Drive

                             Peabody, MA 01960

                   Attention: Vice President, Human Resources

      Unless and until the Company is notified in writing to the contrary, all notices, communications, and documents intended for the Grantee and related to this Agreement, if not delivered by hand, shall be mailed to Grantee's last known address as shown on the Company's books. Notices and communications shall be mailed by first class mail, postage prepaid; documents shall be mailed by registered mail, return receipt requested, postage prepaid. All mailings and deliveries related to the Agreement shall be deemed received when actually received, if by hand delivery, and two business days after mailing, if by mail.

15. ARBITRATION. Any and all disputes or controversies arising out of this Agreement shall be finally settled by arbitration conducted in Essex County in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided that nothing in this Section 15 shall prevent a party from applying to a court of competent jurisdiction to obtain temporary relief pending resolution of the dispute through arbitration. The parties hereby agree that service of any notices in the course of such arbitration at their respective addresses as provided for in Section 14 shall be valid and sufficient.

16. NO RIGHTS TO SHARES, OPTIONS OR EMPLOYMENT. Other than with respect to the Shares, neither Grantee nor any other person shall have any claim or right to be issued stock under this Agreement. Having received a stock award under this Agreement shall not give the Grantee any right to receive any other stock based award. This Agreement is not an employment contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the part of Grantee to continue in the employ of the Company, or the Company to continue Grantee's employment with the Company.

17. ENTIRE AGREEMENT. Company and Grantee agree that this Agreement (including its attached Exhibits) is the complete and exclusive statement between Company and Grantee regarding its subject matter and supersedes all prior proposals, communications, and agreements of the parties, whether oral or written, regarding the issuances of Shares to Grantee.

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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the
Effective Date.

                                           ScanSoft, Inc.

                                           By:__________________________________

                                              Paul A. Ricci

            The Grantee hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement and the Plan.

                                               _________________________________

                                               Grantee

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                                EXHIBIT A OF THE

                       RESTRICTED STOCK PURCHASE AGREEMENT

                               RIGHT OF REPURCHASE

      The Right of Repurchase shall expire as follows:

1) Subject to earlier vesting as provided in this Exhibit A, the Right of Repurchase with respect to 100% of the Shares shall expire on the third
      (3rd) anniversary of the Vesting Commencement Date as set forth in Item C of the Agreement, subject to Grantee's continuing to be a Service Provider on such date.

2) Subject to the Grantee's continued status as a Service Provider on September 30, 2006 ("First Target Date"):

      a) 12.5% of the Shares shall be released from the Right of Repurchase as soon as administratively feasible following the First Target Date if the Company business unit consisting of a worldwide transcription workflow platform, either licensed or hosted on an ASP basis, along with associated services and structured either as a stand-alone business unit or integrated within the Healthcare Dictation business, as determined by the Administrator (the "Big Mac Business") (i) receives Board approval of an operating plan for the Big Mac Business for fiscal year 2006 (the "First Approved Plan"), and (ii) achieves at least 95% but less than 100% of the First Target (defined below) between the time period beginning on the date of the acquisition of the Big Mac Business by the Company and the First Target Date (the "First Performance Period") (no Shares be released pursuant to this Section 2(a) in the event Section 2(b) or 2(c) applies); or

      b) 25% of the Shares shall be released from the Right of Repurchase as soon as administratively feasible following the First Target Date if the Big Mac Business (i) receives Board approval of the First Approved Plan, and (ii) achieves 100% of the First Target during the First Performance Period (no Shares will Shares be released pursuant to this Section 2(b) in the event Section 2(c) applies); or

      c) Between 25% and 50% of the Shares shall be released from the Right of Repurchase as soon as administratively feasible following the First Target Date if the Big Mac Business (i) receives Board approval of the First Approved Plan, and (ii) achieves in

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            excess of 100% and up to 120% of the First Target in the First
            Performance Period (in no event will Shares be released pursuant to this provision in the event 100% or less of the First Target is achieved). The additional percentage of Shares released over 25% shall be determined by adding (a) the product of (i) the number of percentage points of the First Target achieved in excess of 100% (rounded to the nearest percent) and (ii) 1.25, to (b) 25%.

            The "First Target" means [ ] of the revenue (Company recognizable) forecast for the Big Mac Business in the First Performance Period.

3) Subject to the Grantee's continued status as a Service Provider on September 30, 2007 ("Second Target Date") and in addition to any Shares released pursuant to Section 2 of this Exhibit A:

      a) 10% of the Shares shall be released from the Right of Repurchase as soon as administratively feasible following the Second Target Date if the Big Mac Business (i) receives Board approval of an operating plan for the Big Mac Business for fiscal year 2007 (the "Second Approved Plan"), and (ii) achieves at least 95% but less than 100% of the Second Target (defined below) between the First Target Date and the Second Target Date (the "Second Performance Period") (no Shares will be released pursuant to this Section 3(a) in the event
            Section 3(b) or 3(c) applies); or

      b) 20% of the Shares shall be released from the Right of Repurchase as soon as administratively feasible following the Second Target Date if the Big Mac Business (i) receives Board approval of the Second Approved Plan, and (ii) achieves 100% of the Second Target during the Second Performance Period (no Shares will be released pursuant to this Section 3(b) in the event Section 3(c) applies); or

      c) Between 20% and 40% of the Shares shall be released from the Right of Repurchase as soon as administratively feasible following the Second Target Date if the Big Mac Business (i) receives Board approval of the Second Approved Plan, and (ii) achieves in excess of 100% and up to 120% of the Second Target in the Second Performance Period (in no event will Shares be released pursuant to this provision in the event 100% or less of the Second Target is achieved). The additional percentage of Shares released over 20% shall be determined by adding (i) the number of percentage points of the First Target achieved in excess of 100% (rounded to the nearest percent), to (b) 20%.

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            The "Second Target" means [ ] of the revenue (Company recognizable)
      forecast for the Big Mac Business in the Second Performance Period.

4) Except as provided in Section 5 of this Exhibit A, if Grantee ceases to be a Service Provider as a result of the Company's termination of Grantee for a reason other than Cause, then the 100% of the Shares shall be released from the Right of Repurchase on the date set forth in Section 1 of this Exhibit A or earlier as provided in Sections 2, 3 and 4 of this Exhibit A and without a requirement that Grantee be a Service Provider on the applicable date. For purposes of this Agreement, "Cause" means Grantee's employment with the Company is terminated after the Administrator has found any of the following to exist: (i) Grantee's dishonesty that materially harms the Company, theft, or falsification of any Company records; (ii) disclosure of the Company's confidential or proprietary information which violates the terms of any agreement between Grantee and the Company; (iii) Grantee's continued substantial willful nonperformance (except by reason of Disability) of his employment duties after Grantee has received a written demand for performance by the Board and has failed to cure such nonperformance within 15 business days of receiving such notice; (iv) Grantee's conviction of, or plea of nolo contendere to, a felony which such conviction or plea materially harms the business or reputation of the Company, or (v) Grantee's termination due to death or Disability. For purposes of this Agreement, "Disability" means total and permanent disability as defined in Section 22(e)(3) of the Code.

5) If Grantee ceases to be a Service Provider as a result of the Company's termination of Grantee for a reason other than Cause within six (6) months following a Change in Control, then the 100% of the Shares shall be immediately released from the Right of Repurchase. For the purposes of this Agreement, a "Change in Control" means: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company's assets.

      Shares will be released from the Right of Repurchase pursuant to the accelerated vesting provided in Sections 2 and 3 above at such time as the Administrator determines that the performance objectives described in those sections have been met based on the Company's standard accounting practices. In the event any of the above performance objectives are not met by the stated dates, the installment of the Shares that would otherwise be released from the Right of Repurchase shall be released only on the three year anniversary of the Vesting Commencement Date, provided Grantee is a Service Provider on such date. Notwithstanding anything to the contrary in this Exhibit A, if Grantee's employment responsibilities are significantly changed

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prior to the three year anniversary of the Vesting Commencement Date, then the
Administrator may change the performance criteria stated above to better reflect Grantee's new employment responsibilities, as determined by the Administrator.

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                                    EXHIBIT B

                  (STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE)

            FOR VALUE RECEIVED, I hereby sell, assign and transfer unto __________________ (____________________) shares of Common Stock, $.001 par value per share, of _______________________ (the "Corporation") standing in my name on the books of the Corporation represented by Certificate(s) Number _______________ herewith, and do hereby irrevocably constitute and appoint
________________ attorney to transfer the said stock on the books of the Corporation with full power of substitution in the premises.

                                                     Dated: ____________________

                                                            ____________________

      IN PRESENCE OF
                                                            ____________________

            NOTICE: The signature(s) to this assignment must correspond with the name as written on the face of the certificate, in every particular, without alteration, enlargement, or any change whatever and must be guaranteed by a commercial bank, trust company or member firm of the Boston, New York or Midwest Stock Exchange.